Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of Perion Network Ltd. for the registration of 4,436,898 of its ordinary shares and to the incorporation by reference therein of our report dated April 6, 2015, with respect to the consolidated financial statements of Perion Network Ltd. and its subsidiaries for the three years ended December 31, 2014, included in the Form 6-K filed by Perion Network Ltd. with the Securities and Exchange Commission on April 6, 2015.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Tel-Aviv, Israel
December 29, 2015